CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder Municipal Trust comprised of Scudder High Yield Tax Free Fund of our report dated July 21, 1999, on the financial statements and financial highlights appearing in the May 31, 1999 Annual Report to the Shareholders of Scudder High Yield Tax Free Fund, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights," in the Prospectus and "Independent Accountants and Reports to Shareholders" in the Statement of Additional Information.





/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
May 1, 2000